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Bluerock Private Real Estate Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boaz R. Weinstein ("Mr. Weinstein") posted the message(s) below to his X account. Mr. Weinstein's tweet reproduced below included a link to a Financial Times article published on September 15, 2026, also reproduced below.

boaz weinstein
@boazweinstein

BPRE is a fund of funds that made a single giant direct investment that could not have been a worse colossal failure. IQHQ should have been the fireable offense. What came thereafter - the entrenchmant language when that misled interval fund investors to vote for conversion to a CEF marks the low of deplorable governance. In my view, it's worthy of shareholder lawsuits and SEC attention.

No fund of funds can survive trading at a massive discount when someone else can just come in and make supernormal returns fixing what the prior manager broke through a straightforward set of buybacks and fund redemptions. There's nothing worth saving.

IMHO, barring a massive reduction in the discount, it's over for BPRE - just a matter of time. Our inbox already is receiving notes of support from investors with significant positions.

Alphaville Saba Capital Management LP

BPRE's extremely large, very huge, getting-bigger NAV discount

Private marks v public markets

NAV
SHARE PRICE

Robin Wigglesworth

Published SEP 15 2026

Get ahead with daily markets updates. **Join the FT's WhatsApp channel**

Last December, Alphaville gawped at the stock market debut of the Bluerock Private Real Estate Fund, which was being converted from a so-called "interval fund" to a listed one to let investors exit without forcing a fire sale of its assets.

BPRE promptly puked, ending its first day at $14.7 a share — compared to its estimated net asset value of $24.36. This raised pretty awkward questions about the realism of the marks on the underlying properties, and how private marks in general might be a tad optimistic.

At the time, BPRE's CEO Ramin Kamfar told us that this sharp discount was "temporary and event-driven as shares exchange hands from pent-up sellers to willing buyers":

> BPRE's early discount to NAV tracks the same experience that you can see if you research other comparable funds that have listed — ie, that they generally open trading at a discount, but that the discount closes to NAV over a reasonable period of time as the pricing more closely converges with the value of the fund's underlying assets. That dynamic is because selling demand immediately presents itself upon listing, but buying demand generally plays out over time as sophisticated investors wait out peak selling to try to purchase at the most attractive market bottom price. And then as the fund's shares trade out of pent-up sellers' hands to willing buyers, the fund discount closes over time.
>
> . . . We expected — and communicated to the market — that they should expect BPRE will trade at a discount in the early period post-listing, but that the discount should likely close over the next several quarters as willing buyers take over from willing sellers.

Which was fair enough. The first day of trading — when any frustrated investor who wanted to exit could suddenly do so — was too short a time period to make overly confident predictions.

But we now have a few more quarters to judge, and, well, those willing sellers still seem to sharply outnumber the willing buyers.

In fact, the gap between the value that public markets actually ascribe to BPRE and its own estimated valuation is even wider than it was when it listed.

Beware of the BPRE gap

$
Net asset value
Share price
30
25
20
15
10
Jan 2024
Dec 2024
Dec 2025
Sep 2026

Here's what that looks like as a plain NAV discount. Even by the standards of investment trusts, closed-end funds and the like, this is pretty remarkable. Investors are basically saying BPRE is worth almost half of what it says it's worth.

Real estate fund-of-funds on sale

BPRE share price discount to NAV (%)

-25
-30
-35
-40
-45
-50
Dec 25
Jan 26
Feb 26
Mar 26
Apr 26
May 26
Jun 26
Jul 26
Sep 26

Source: Bloomberg

Unsurprisingly, this persistent and widening discount has attracted attention from the types of investors that Bluerock probably doesn't want on BPRE's shareholder registry.

Boaz Weinstein's Saba Capital — appetite apparently whetted by his UK trust adventures — quietly accumulated 6.7mn shares in BPRE over the summer, according to its latest 13-F regulatory filing.

However, an amended filing on August 26 revealed that Saba had increased its stake to 7.3mn shares, equating to an ownership of 5.12 per cent and making Saba the second-biggest disclosed shareholder in BPRE.

The amended filing said that Saba had paid $107.8mn for the stake, which Alphaville's napkin maths indicates is now worth only $87.4mn. This is a painful hit that Saba doesn't seem willing to take quietly. As it said in its amended filing:

> On August 26, 2026, Saba Capital filed a demand to inspect shareholder list materials of the Issuer pursuant to Section 3819 of the Delaware Statutory Trust Act in order to enable Saba Capital and certain of its affiliates and its representatives to communicate with other holders of common shares of the Issuer in connection with Saba Capital's anticipated solicitation of proxies from the Issuer's shareholders in connection with the 2027 annual meeting of shareholders of the Issuer, including any adjournments, postponements, reschedulings or continuations thereof or special meeting that may be called in lieu thereof (the "2027 Annual Meeting").
>
> At the 2027 Annual Meeting, Saba Capital intends to submit a shareholder proposal to terminate the Issuer's investment manager, seek Board change and conduct a proxy solicitation.

This is pretty much straight out of Weinstein's investment-trust activism playbook he's been banging up since at least 2022, with mixed results.

We've asked Bluerock for a comment and will update the post if we get one. In its semi-annual report from March, Bluerock's Kamfar said that trading at a discount was "the rule, not the exception, for newly listed closed-end funds" and said that he expected to get the price up to the NAV.

Bluerock has indeed been nudging up the monthly distributions to investors, but that seems unlikely to mollify Saba. On October 6, it will be hosting a webinar to update investors on its "strategic roadmap to maximise shareholder value". This mainly consists of shifting its portfolio out of real estate funds and into direct real estate investments that it argues will allow it to increase distributions further.

However, that will take time, and whether it will actually work is questionable. In an investor FAQ published around its conversion, Bluerock said that it might explore converting back into a private fund that only allowed limited withdrawals at the NAV price "in the event that shares trade at a persistent discount". Could that be the escape hatch?